Exhibit 99.1

LITTELFUSE TO UPDATE COMPANY STRATEGY AT 2016 ANALYST DAY

Completes Private Placement of $350 million of Senior Notes and Reaffirms Q4 2016 Guidance

CHICAGO, December 9, 2016 – Littelfuse, Inc. (NASDAQ:LFUS) will provide an update to its long-term strategy at its 2016 Analyst Day today in New York City. Today’s presentation will begin at 9:00 a.m. ET and will conclude by 12:00 p.m. ET. A webcast of the presentation will be broadcast live and can be accessed through the company’s website: www.Littelfuse.com. The webcast will be available for replay on the company’s website until March 31, 2017.

Ahead of today’s meeting, Littelfuse announced that it has completed a private placement of approximately $350 million of senior notes to several institutional investors. The US dollar and Euro notes range from five to twelve year maturities and have an average interest rate of approximately 2.25%.  “This transaction optimizes our debt maturity profile, limits our interest rate exposure and provides long-term financial flexibility for the execution of our strategy,” said Meenal Sethna, Chief Financial Officer.

Littelfuse intends to use the net proceeds from the offering of the notes to reduce outstanding borrowings under its revolving credit facility and for other general corporate purposes. The notes include $25 million of 3.03% Senior Notes due 2022, €117 million of 1.14% Senior Notes due 2023, $125 million of 3.74% Senior Notes due 2027 and €95 million of 1.83% Senior Notes due 2028.

In addition, Littelfuse reaffirmed its previously issued guidance for the fourth quarter of 2016:

●	Sales of $270 million to $280 million
●	Adjusted earnings of $1.45 to $1.59 per diluted share, excluding special items.
●	Adjusted effective tax rate of 18% for the fourth quarter and full year 2016.

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Littelfuse provides guidance on a non-GAAP (adjusted) basis. GAAP items excluded from guidance may include the after-tax impact of items including acquisition and integration costs, impairment and severance charges, foreign exchange adjustments and unusual gains and losses. These items are uncertain, depend on various factors, and could be material to results computed in accordance with GAAP. Littelfuse is not able to forecast the excluded items in order to provide the most directly comparable GAAP financial measure without unreasonable efforts.

The senior notes have not been and will not be registered under the Securities Act of 1933, as amended, or any state securities laws and may not be offered or sold in the United States or to any U.S. persons absent registration or an applicable exemption from registration requirements.

This press release shall not constitute an offer to sell nor the solicitation of an offer to buy the notes or any other securities and shall not constitute an offer, solicitation or sale in any state or jurisdiction in which such an offer, solicitation or sale would be unlawful.

About Littelfuse

Founded in 1927, Littelfuse is the world leader in circuit protection with growing global platforms in power control and sensing. The company serves customers in the electronics, automotive and industrial markets with technologies including fuses, semiconductors, polymers, ceramics, relays and sensors. Littelfuse has over 10,000 employees in more than 40 locations throughout the Americas, Europe and Asia. For more information, please visit the Littelfuse website: Littelfuse.com.

CONTACT: Meenal Sethna

Executive Vice President and CFO

(773) 628-0616

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